April 2008

Pricing Sheet dated April 4, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 549 dated March 31, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered Leveraged Securities due April 11, 2013
Based on the Performance of a Basket Composed of the Dow Jones–AIG Commodity Index and Six Commodities
PRICING TERMS – APRIL 4, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,400,000
Maturity date:	April 11, 2013
Original issue price:	$1,000 per Buffered Leveraged Security
Stated principal amount:	$1,000 per Buffered Leveraged Security
Pricing date:	April 4, 2008
Original issue date:	April 11, 2008 (5 business days after the pricing date)
Interest:	None
Basket:	Basket Commodity	Basket Weighting	Strike Price
	Dow Jones–AIG Commodity Index (the “commodity index”)	60%	207.795
	Natural Gas	8%	8.312
	High Grade Primary Aluminum (“aluminum”)	7%	3,018
	Soybean–CBOT (“soybeans”)	7%	1,249
	Cotton No. 2–NYBOT (“cotton”)	6%	100.95
	Gold	6%	1,064.27
	Sugar–NYBOT (“sugar”)	6%	14.37
Payment at maturity per Buffered Leveraged Security:
If the basket percent increase is greater than 0%:
$1,000 + ($1,000 x leverage factor x basket percent increase)
If the basket performance factor is less than or equal to 100% but greater than or equal to 85%:
$1,000
If the basket performance factor is less than 85%:
$1,000 x basket performance factor + $150
This amount will be less than or equal to the $1,000 stated principal per Buffered Leveraged Security.  Under no circumstances will the Buffered Leveraged Securities pay less than $150 at maturity.

Leverage factor:	140%
Basket percent increase:
The sum of the products of (i) the final price for each basket commodity minus the strike price for such basket commodity divided by the strike price for such basket commodity times (ii) the basket weighting for such basket commodity.

Basket performance factor:
The sum of the products of (i) the final basket commodity price for each basket commodity divided by the strike price for such basket commodity times (ii) the basket weighting for such basket commodity.

Basket commodity price:
The basket commodity price on any date will equal the price for that basket commodity as set out under “Description of Buffered Leveraged Securities—Basket Commodity Price” in the accompanying preliminary pricing supplement.

Strike price:
For each basket commodity, the related basket commodity price on the pricing date plus or minus the applicable spread for that basket commodity. The spread may be positive or negative and is determined by the calculation agent on the pricing date.  The strike price for a basket commodity was based on the estimated forward price of that basket commodity for delivery on the valuation date and therefore reflects the current market expectation of what the basket commodity price for that basket commodity will be on the valuation date.  Therefore, in order for an investor to receive more than the stated principal amount per Buffered Leveraged Security at maturity, the basket commodities, as weighted, will have to outperform current five-year market expectations. See “Basket – Strike Price” above.

Final price:	The final price for each basket commodity will be the basket commodity price for that basket commodity on the valuation date.
Valuation date:	April 4, 2013, subject to adjustment for market disruption events.
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered Leveraged Securities.
Listing:	The Buffered Leveraged Securities will not be listed on any securities exchange.
CUSIP:	6174464R7
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Group Inc.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Leveraged Security	$1,000	$25	$975
Total	$7,400,000	$185,000	$7,215,000

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

The Buffered Leveraged Securities are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of the Buffered Leveraged Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered Leveraged Securities particularly.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 549 dated March 31, 2008
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.